Exhibit 10.10

Heska Corporation

Management Incentive Plan Master Document

Amended and Restated as of May 6, 2014

This Management Incentive Plan Master Document (“MIP”) is intended to provide incentives to the senior management of Heska Corporation (“Heska” or the “Company”) for the achievement of goals and objectives that are essential to the growth and continued success of the Company. This MIP is to act as a master document for future plans and replaces in its entirety any and all previous management incentive plans of the Company. The MIP is intended to permit, if the Company desires, amounts paid to qualify as performance-based compensation deductible by the Company under Section 162(m). All employees of the Company and its affiliates are eligible for participation in the MIP.

Article I
Annual Benefit

Section 1.1            Annual Benefit. At the sole and absolute discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), Heska may adopt an annual plan for a given year (a “Plan Year”) by agreeing upon Category Percentages, a Plan Allocation, Key Parameters and a Payout Structure, as defined and discussed below. For example, a plan effective January 1, 20xx and ending December 31, 20xx with given characteristics could be adopted by the Compensation Committee and would be referred to as the “20xx MIP”. As described below, any and all payments made under the MIP are referred to as a “MIP Payout.”

Section 1.2            Category Percentages. The MIP will include an “Incentive Target” for each eligible participant to be based on a percentage of the participants’ base salary earned during the year. This calculation excludes commissions, bonuses, relocation payments or other forms of compensation not considered part of the participants’ base pay. The percent of base salary used for determining the incentive target will be determined by the category of position held by the participant (the “Category Percentages”). The Compensation Committee shall agree upon the Category Percentages for each Plan Year.

Section 1.3            Plan Allocation. The Compensation Committee shall agree on a “Plan Allocation”, which may include parameters such as company, department or individual performance, for each Plan Year. The Plan Allocation is to be used as a guideline in determining any MIP Payout to each participant in a given Plan Year, although the Chief Executive Officer (the “CEO”) or the Compensation Committee, as outlined below, shall maintain sole and absolute discretion in determining the appropriate MIP Payout for any participant. For individuals becoming eligible for participation in the MIP after the beginning of a Plan Year, all MIP calculations shall be based on the amount of base pay earned while a plan participant. Earnings prior to becoming a plan participant shall be excluded.

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Section 1.4            Key Parameters. The MIP will be structured to provide payments contingent on satisfaction of the “Key Parameters,” which will be determined by the Compensation Committee for each Plan Year, and which may include any of the following:

(a)          operating income;

(b)         net earnings or net income (before or after taxes);

(c)          basic or diluted earnings per share (before or after taxes);

(d)         revenue, revenues, net revenue, net revenues, net revenue growth or net revenues growth;

(e)          gross revenue or gross revenues;

(f)           gross profit or gross profit growth;

(g)         net operating profit (before or after taxes);

(h)         return on assets, capital, invested capital, equity or sales;

(i)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(j)           earnings before or after taxes, interest, depreciation and/or amortization;

(k)         gross or operating margins;

(l)           improvements in capital structure;

(m)       budget and expense management;

(n)         productivity targets;

(o)         economic value added or other value added measurements;

(p)	share price (including, but not limited to, growth measures and total shareholder return);

(q)         expense targets;

(r)           margins;

(s)          operating efficiency;

(t)           working capital targets;

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(u)         enterprise value;

(v)         safety record;

(w)       completion of business acquisition, divestment or expansion;

(x)         operating cash flow;

(y)         book value;

(z)          tangible book value;

(aa)      pretax income;

(bb)     net income plus deferred taxes;

(cc)      cash position;

(dd)    total shareholder return;

(ee)      contract or other development of relationship with identified suppliers, distributors or other business partners; or

(ff)       new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

Such Key Parameters may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee may determine.

Section 1.5            Payout Structure. For each Plan Year, the Compensation Committee shall agree upon a “Payout Structure” based on the Key Parameters. The Payout Structure will determine the amount of the “Incentive Pool” based on performance in relation to the Key Parameters.

Section 1.6            Certification. To the extent any Key Parameter targets are achieved and the MIP is intended to constitute performance-based compensation for purposes of Code Section 162(m), the Compensation Committee will certify as such in writing, in accordance with Internal Revenue Code Section 162(m), and will determine, in accordance with the Payout Structure, the amount of each plan participant’s MIP Payout.

Section 1.7            Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Payout Structure in connection with any one or more of the following events:

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a.                   asset write-downs;

b.                  significant litigation or claim judgments or settlements;

c.                   the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

d.                  any reorganization and restructuring programs;

e.                   extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period;

f.                   acquisitions or divestitures;

g.                  any other specific unusual or nonrecurring events or objectively determinable category thereof;

h.                  foreign exchange gains and losses; and

i.                    a change in the Company’s fiscal year.

No adjustment shall be made if the effect would be to cause a Payout Structure to fail to qualify as performance-based compensation under Section 162(m).

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Article II
Payments

Section 2.1            Payment to Individual Participants. No MIP Payout to any single plan participant will exceed $500,000 per calendar year. The Compensation Committee will determine any MIP Payout to the CEO. Any individual MIP Payouts to other executive officers will generally be recommended to the Compensation Committee by the CEO, although the Compensation Committee will make the final determination of any individual MIP Payouts to executive officers of the Company other than the CEO. Any individual MIP Payouts to other plan participants will be determined by the CEO.

Section 2.2            Medium of Payment. In the sole and absolute discretion of the Compensation Committee, the MIP Payout may be made in cash, in stock of the Company, in unsecured notes, or in any other alternative forms of compensation.

Section 2.3            Time of Payment. All MIP Payouts earned shall be paid only after the Compensation Committee has reviewed management’s calculations of such MIP Payouts and ensured the Incentive Pool is large enough to cover all such MIP Payouts. MIP Payouts shall be made no later than March 15th of the year following the end of any Plan Year.

Section 2.4            Employment Required. MIP participants are determined by the CEO and, except in the case of the participant’s death, must remain active employees of Heska Corporation or one of its affiliates in a position which qualifies for MIP participation through the end of a given Plan Year in order to be eligible to earn any MIP Payouts.

Section 2.5            In the case of a Change of Control. If the Company experiences a Change in Control (as defined in Heska’s 1997 Stock Incentive Plan) during any Plan Year, the Plan Year Incentive Pool will be a Fully Funded Pool (meaning that the Incentive Pool will equal to the sum of the Incentive Targets of all MIP participants and any MIP Payouts will be prorated from the beginning of the Plan Year until the date of the Change of Control. Payouts will occur at a time as close as commercially reasonably practicable to the date of the closing of the Change of Control.

Section 2.6            In the case of disability. Time spent on Short Term Disability will count as active time in the MIP. Long Term Disability time will not count as active time in the MIP. Personal leave time will be considered by the Compensation Committee or its designee on a case by case basis.

Section 2.7            In the case of death. A prorated payment of any MIP Payout will be made to the employee’s designated beneficiary. The payment will be paid at the normal payment time of the MIP Payouts.

Section 2.8            Partial Payments or Exceptions. The Compensation Committee must approve partial payments or exceptions to any major provision of this MIP.

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Article III
miscellaneous

Section 3.1            Parachute Payments. To the extent that any of the payments and benefits provided for under the MIP or any other agreement or arrangement between the Company and a participant (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Code Section 280G and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the participant’s receipt on an after-tax basis, of the greatest amount of benefits under this MIP, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Except to the extent, if any, otherwise agreed in writing between a participant and the Company, any determination required under this provision will be made by accountants selected by the Company, whose determination shall be conclusive and binding upon the participant and the Company for all purposes.

Section 3.2            No Right to Employment. Nothing in this document is to be construed as a contract of employment of a defined period of time or otherwise altering the status of employee as an at-will employee of the Company. Either party may elect to terminate the employment relationship at any time, without cause or advance notice.

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